As filed with the Securities and Exchange Commission on September 20, 2012                                           Registration No. ___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

NU-MED PLUS, INC.

(Name of registrant as specified in its Charter)

Utah	45-3672530
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

455 East 500 South, Suite 205, Salt Lake City, Utah	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:        (801) 746-3570

Securities to be registered under Section 12(b) of the Act:

None	None
Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Securities to be registered under Section 12(g) of the Act:	Common Stock, par value $0.001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

NU-MED PLUS, INC.

FORM 10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains certain forward-looking statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management. Statements in this Form 10 that are not historical facts are hereby identified as “forward-looking statements.”

Item 1.  Business

Organization

NU-MED PLUS, INC., a Utah corporation (“NU-MED” or the “Company”) was incorporated in October 2011 in the state of Utah as an early stage, emerging growth company, to develop, manufacture and market new technologies in the medical device field.  NU-MED’s immediate focus is on the creation of a Nitric Oxide powder formulation along with a bedside Nitric Oxide generator and a mobile rechargeable device to deliver Nitric Oxide gas. NU-MED is headquartered in Salt Lake City, Utah.

Business

The mission of NU-MED is to design, develop, and market technologies in the medical device field. Our technologies will focus on market niches in high growth trend areas.  We hope each developed technology will fill a current need in medical procedures by improving upon an existing technology or device, or by designing a device to serve a need that is clearly defined and acknowledged by medical professionals.

NU-MED intends to become a medical device company principally engaged in the design, innovation, development, enhancement and commercialization of beginning, early, and selective later-stage quality medical devices. Our immediate focus is on the creation of a Nitric Oxide powder formulation, a hospital bedside Nitric Oxide (“NO”) generator and a mobile rechargeable device to deliver Nitric Oxide gas to offer solutions to hospitals, health systems and the medical community throughout the world. Our lab was completed in July, 2012 which will enable us to begin product formulation and System development starting in September, 2012.

Products

NU-MED PLUS will initially develop three distinct products.

1.

Nitric Oxide powder formulation that is 99% pure- one year shelf life.

  2.

A “desktop” or “bedside” generator device with controls and safety monitors built in that delivers inhaled Nitric Oxide to replace expensive pressurized canisters.  This delivery system is intended for hospital, clinic or physician’s office use. The goal is to have a system that delivers a metered therapeutic dose (up to 200ppm) of nitric oxide via cannula or respirator mask. Unlike current delivery systems that use expensive tanks of nitric oxide this product would use a self-contained generation system based on a chemical reaction. This approach not only allows an on-demand system but also offers significant cost savings to patients requiring Nitric Oxide therapy and other possible diagnosis using very high purity nitric oxide gas. Safe guards such as concentration monitoring, flow and gas purity would be standard.

  3.

A compact, mobile/portable rechargeable device to deliver inhaled Nitric Oxide gas.  The portable system necessitates a design which can be deployed where a reliable source of power is not available or difficult to access. The key feature will be a rechargeable battery packs that will power the unit for the full duration of a therapeutic session. It can be recharged using existing electricity supplies, a solar array or other alternative energy source. The unit will be designed as a low power but still fully functional nitric oxide delivery system for inhalation therapy. It would be virtually identical in function to the bedside version described above.

Nitric Oxide is an extremely important bio-mediator in the human body that is produced from the amino acid l-arginine.  Nitric Oxide has anti-inflammatory properties, antibacterial, antiviral and antifungal properties which make it useful in medical treatments. At the present time inhaled Nitric Oxide (iNO) is used as a selective vaso-dilator in infants or heart patients. The heavy costs of delivering Nitric Oxide to patients have created limitations in the use of Nitric Oxide. As an additional motivation to reduce these costs, recent discoveries have led to new potential uses in a wide variety of diseases and health complications, including flu viruses, bacterial infections, tuberculosis, and much more. NU-MED hopes to take advantage of the expanding medical uses of Nitric Oxide and the current high costs of delivering Nitric Oxide by developing a new generated Nitric Oxide method that reduces the delivery costs.

The principal gas we aim to generate through our systems is medical grade nitric oxide, along with other various combinations of beneficial medical gases. Non-medical grade nitric oxide gas is produced and sold commercially by major gas companies as a specialty gas mixture and calibration gas.  Nitrogen dioxide is present in all nitric oxide gas currently produced.  Its presence limits the size of the dose of nitric oxide gas that can be administered for prospective uses in both humans and animals.

We hope to develop a proprietary compound formulation that will be utilized to produce medical grade nitric oxide gas in our bedside and rechargeable device generators.  Management believes that with the further refinement of our formulation, we can make or filter medical grade nitric oxide gas with minimal amounts of nitrogen dioxide, and that this process can produce medical grade nitric oxide gas in ample quantities for any current or prospective use and at a price substantially less than that of all currently available technologies.  Our product must have a known shelf life and be available in various configurations to yield known concentrations and volumes of gas.  Packaging is another critical developmental process that we will address after completion of our formulation.

We approximate that non-clinical laboratory sales could take place earlier than United States Food and Drug Administration (“FDA”) approval. Management anticipates that selling our units earlier into the market as laboratory equipment or to international groups will pave the way for sales of our medical generators and formulation, but any financial contributions from intellectual property licenses and sales, non-medical generator and formulation sales will not be adequate to fund the substantial costs of the FDA approval process for human medical uses.  Even with sales to laboratories or other uses, we will require additional funding, which we currently do not have in place and cannot say if we will be able to obtain.

All human medical uses of nitric oxide gas require FDA approval prior to initiating sales in the United States, and the approval of similar international agencies in their respective countries.  Approval can be a long and expensive process, with no assurance that any such approval can or will ever be obtained.

Clinical Applications of Inhaled Nitric Oxide

Nitric Oxide can be safely inhaled when delivered by face mask, by nasal cannula, or via an endotracheal tube. An ideal inhaled NO delivery device requires delivery synchronized with respiration and minimal production of NO2 and should be simple to use with full monitoring capacity (high and low alarms and precise monitoring of NO, NO2, and O2).

Since the inception of the only FDA approved treatment of hypoxia in newborns with nitric oxide (INOMAX from Ikaria Holdings) approximately 394,000 patients have been treated worldwide over a ten-year period. The cost of a typical nitric oxide delivery system is approximately $30,000 each.  Market expansion in the US will occur based on FDA approvals for other medical uses of nitric oxide therapies.  Off label use of nitric oxide has been extended to bronchopulmonary dysplasia, pulmonary arterial hypertension and chronic obstructive pulmonary disease.

Pulmonary Hypertension of the Newborn

Pulmonary hypertension in the newborn may be idiopathic or associated with premature closure of the ductus arteriosus, pneumonia, meconium aspiration, prematurity, or lung hypoplasia. The US Food and Drug Administration approved the use of inhaled NO for the treatment of newborns with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension.

Preventing Chronic Lung Disease in the Newborn

Although advanced ventilator and medical therapies such as high-frequency ventilation and exogenous surfactant decrease the airway injury associated with the respiratory care of premature infants, the incidence of chronic lung disease remains high and causes important morbidity. Experimental data indicate that NO decreases vascular cell proliferation and that chronic NO inhalation may decrease the pulmonary vascular disease observed in the newborn lung.

Safety and Cost-Effectiveness of Inhaled NO in the Newborn

Large clinical trials have demonstrated that NO inhalation is safe in the hypoxemic term newborn. Inhaled NO has not been associated with clinically evident bleeding in babies with pulmonary disease. In premature babies, studies suggest that inhaled NO does not increase the incidence of intraventricular hemorrhages.  http://circ.ahajournals.org/content/109/25/3106.full-ref-31, http://circ.ahajournals.org/content/109/25/3106.full-ref-33.  Several recent studies indicate that NO inhalation is a cost-effective therapy for treating newborns with hypoxic respiratory failure.  http://circ.ahajournals.org/content/109/25/3106.full - ref-35.

Treatment of Perioperative Pulmonary Hypertension With Inhaled NO

Congenital Heart Disease

Postoperative pulmonary hypertensive crises are an important cause of morbidity and mortality after surgery for congenital heart disease and may be precipitated by diminished NO production.  It is proposed that infants who after surgery inhaled 10 ppm NO continuously until just before extubation had fewer pulmonary hypertensive crises and shorter times to eligibility for extubation.

Inhaled NO to Treat Ischemia-Reperfusion Injury

Ischemia-reperfusion injury is one of the major causes of early graft failure after lung transplantation. Inhaled NO has been shown to attenuate ischemia-reperfusion injury in the lung and other organs in recent publications.

Chronic Obstructive Pulmonary Disease

Severe chronic obstructive pulmonary disease (COPD) is frequently complicated by pulmonary hypertension and hypoxemia. Recent randomized studies demonstrated that the combined use of supplemental oxygen and inhaled NO for a period of 3 months via a portable inspiratory pulsing device caused a greater improvement of pulmonary hemodynamics than supplemental oxygen alone and did not worsen the oxygenation of COPD patients.

Competition

Large companies with established brand names have a distinct advantage in the medical device arena. The costs of developing a product followed by the costs of testing and licensing favor larger well financed and establish companies.  It will be difficult for NU-MED to compete in this industry and we will have to focus on the niche products, if we hope to be able to compete. The number of companies that have a product or products involving NO and free radicals is quite large and difficult to determine precisely as this is not the main focus of these companies.

In addition to companies that may be working on similar solutions in the Nitric Oxide space but have not been public in any product offerings, NU-MED considers the following companies as direct competitors in the Nitric Oxide market space anticipated by Nu-Med Plus. This does not preclude that large pharmaceutical or medical supply companies will enter the critical care market with substantially similar products or systems.

Ikaria Holdings Inc. is the only company with an FDA approved nitric oxide (INOMAX) delivery system in commerce. The FDA approval is limited to persistent pulmonary hypertension in newborns (PPHN). Ikaria has submitted several other specific medical uses of nitric oxide to the FDA for approval. The system consists of a pressurized tank source of the nitric oxide and a delivery and monitoring system and is intended for non-portable hospital use.

GeNO LLC is a technology company focused on their GeNOsyl Nitrosyl system of nitric oxide generation and delivery. This is a unique patented system based on the conversion of nitrogen dioxide/dinitrogen tetroxide to pure nitric oxide. Several delivery platforms have been submitted for FDA approval – ambulatory (portable), tank delivery and a respirator system. Approval is pending.

GeNOsys Inc. is a technology startup that is developing and on-demand nitric oxide source. The product is described as being able to replace pressurized tank sources of nitric oxide. There are currently no FDA filings.

12th Man Technologies is a consortium of three companies that have combined their respective strengths to offer nitric oxide tank gas at significant cost savings along with appropriate delivery system hardware. FDA submissions under generic drug application and 510(k) are anticipated. They are currently taking pre-market availability orders.

Many of our competitors, either alone or with their strategic partners, may have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining approval for therapies or delivery hardware and achieving widespread market acceptance. We anticipate that we will face intense and increasing competition as new drugs and advanced technologies become available.

Employees

The Company currently has one employee and relies on its officers for most of its activities.

Description of Property

NU-MED’s corporate office is at 455 E 500 S, Suite 250, Salt Lake City, Utah 84111.  Our R&D facility is located at 1266 S 1380 W Orem, Utah 84058.   We pay rent of $1,000 per month for the corporate office and $388 for the R&D facility.  Our leases are on a month to month basis.  Management believes these facilities will serve our purposes for at least the next twelve months.

Regulations

Our proposed products would use nitric oxide gas for use in medical treatment.  Accordingly, our products will require prior FDA approval, which is expected to take many years and may not be obtained even after expanding substantial resources in such efforts. Various laws and regulations govern or influence the research and development, manufacturing, safety, labeling, storage, record keeping and marketing of our products.  The lengthy process of seeking these approvals, and the subsequent compliance with applicable laws and regulations require the expenditure of substantial resources. Any failure by us to obtain or maintain, or any delay in obtaining or maintaining, regulatory approvals could materially adversely affect our business.  Our policy will be to conduct our research and development activities in compliance with current FDA guidelines, and with comparable guidelines in other countries where we may be conducting clinical trials or other developmental activities.

The following is brief a summary of applicable governmental regulations to which we may be subject in our planned business operations that related to the use of our products in the medical field.

Clinical testing, manufacturing and marketing of human pharmaceutical products require prior approval from the FDA and comparable agencies in foreign countries. The FDA has established mandatory procedures and safety and efficacy standards that apply to the testing, manufacture and marketing of such products in the United States.  In the United States, these procedures include pre-clinical studies, the filing of an Investigational New Drug Application ("IND") or equivalent, human clinical trials and approval of a New Drug Application ("NDA").  The results of pre-clinical testing, which include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulations, must be submitted to the FDA as part of an IND that must be reviewed before clinical testing can begin.

The results of the preclinical and clinical testing are then submitted to the FDA in the form of an NDA for approval to commence commercial sales. The FDA may, in responding to an NDA, grant marketing approval, request additional information or deny the approval if it determines that the NDA does not provide an adequate basis for approval. Among the conditions for an NDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform on an ongoing basis with current Good Manufacturing Practices ("GMP"). In complying with GMP, we must continue to expend time, money and effort in the areas of production and quality control to ensure full compliance or engage the services of outside contractors who are well versed in compliance with these requirements. Following approval of the NDA, we are subject to periodic inspections by the FDA.  Any determination by the FDA of manufacturing deficiencies could materially adversely affect our business.

European countries generally follow the same procedures.  The European Union has established a unified filing system administered by the Committee for Proprietary Medicinal Products ("CPMP") designed to reduce the administrative burden of processing applications for pharmaceutical products derived from new technologies.  Following CPMP review and approval, marketing applications are submitted to member countries for final approval and pricing approval, as appropriate.  In addition to obtaining regulatory approval of products, it is generally necessary to obtain regulatory approval of the facility in which the product will be manufactured.  The approval process for medical devices in Europe is similar but is administered by private certification organizations known as Notified Bodies, which are accredited by each member state of the European Union.  The receipt of regulatory approvals often takes a number of years, involves the expenditure of substantial resources and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials.  On occasion, regulatory authorities may require larger or additional studies, leading to unanticipated delay or expense. There can be no assurance that any approval will be granted and, even if granted, such approval may be withdrawn if compliance with regulatory standards is not maintained.  In addition, the regulatory approval processes for products in the U.S., European countries and other countries around the world are undergoing or may undergo changes, and we cannot predict what effect any changes in the regulatory approval process may have on our business.

Clinical testing of an unapproved significant-risk medical device requires FDA approval in the form of an Investigational Device Exemption (IDE). The IDE application provides information to the FDA on device design and qualification, as well as on the study protocol. The FDA is mandated to respond to the IDE application within 30 days. An IDE may also be required for studies in which an approved device is used for a purpose distinct from its approved indication. This is typically the case when a trial is sponsored by a company for the purpose of expanding the indication of a device or making significant changes in the instructions for use.

Medical devices are regulated in the United States by the Center for Devices and Radiological Health (CDRH) of the FDA. The FDA/CDRH mandate is to promote and protect the public health by making safe and effective medical devices available in a timely manner. The standard for demonstrating safety and effectiveness is determined in part by the risk associated with the device in question. Devices are classified according to their perceived risk using a 3-tiered system (class I, II, or III).

Class I devices (lowest risk) are subject to general controls, which are published standards pertaining to labeling, manufacturing, post-market surveillance, and reporting. Devices are placed into class I when there is reasonable assurance that general controls alone are adequate to assure safety and effectiveness. The general controls that typically apply to class I devices include prohibitions against adulteration and misbranding, requirements for establishing registration and device listing, adverse event reporting, and good manufacturing practices. Furthermore, remedies including seizure, injunction, criminal prosecution, civil penalties, and recall authority are provided to FDA. Formal FDA review is not required for most class I devices before their market introduction.

Class II devices are those higher-risk devices for which general controls alone have been found to be insufficient to provide reasonable assurance of safety and effectiveness, but for which there is adequate information available to establish special controls. Special controls may include performance standards, design controls, and post-market surveillance programs. In addition, most class II devices require FDA clearance of a premarket notification application (PMA or 510[k]) before the device may be marketed. In the 510(k) application, the medical device manufacturer must provide data to demonstrate that the new device is “substantially equivalent” to a legally marketed device. Although substantial equivalence can usually be demonstrated on the basis of bench and animal testing alone, approximately 10% of 510(k) applications include clinical data.

Class III devices, such as heart valves, pacemakers/implantable cardioverter-defibrillators, and coronary stents, are judged to pose the highest potential risk. These devices are either life-sustaining/supporting, of substantial importance in preventing impairment of human health, or present a high risk of illness or injury. Consequently, general and special controls alone are inadequate to provide reasonable assurance of safety and effectiveness. Most class III devices require FDA approval of a PMA before they can be legally marketed. Approval of the PMA generally requires clinical data demonstrating reasonable assurance that the device is safe and effective in the target population.

The Human Device Exemption (HDE) is a new pathway to allow for commercialization of class III devices designed to address small markets, ie, diseases or conditions that affect fewer than 4000 patients in the United States each year. Approval of an HDE requires demonstration that the device is safe and the probable benefits outweigh the probable risks. Although the process may require smaller clinical trials, an HDE device must continue to operate under local IRB approval at each participating institution and must continue to collect case report forms akin to an ongoing clinical trial. The PMA process typically involves a series of studies starting with first clinical use and culminating in a multicenter, prospective randomized control trial (pivotal trial). The complexity and extent of the clinical testing program is dictated by the nature of the device and its proposed use. The clinical study program is developed by the company in conjunction with clinician investigators, all in close collaboration with FDA/CDRH.

The first and arguably most important step in this process is the pre-IDE meeting, in which the company, often accompanied by the lead clinical investigator(s), meets with FDA/CDRH to present data about the device, its clinical development program, and its intended use after approval. The FDA/CDRH staff reviews existing bench and animal data (as well as any outside-the-United States clinical data) and makes informal non-binding suggestions regarding the need (if any) for additional pre-clinical data (bench and animal), as well as the study design. The sponsor then submits an IDE application to FDA/CDRH for formal review.

Clinical development of a new class III device is typically divided into pilot and pivotal trial phases. The purpose of the pilot phase (starting with first clinical use) is to establish safety and to assist in design of the pivotal trial. Pilot-phase testing is typically limited to fewer than 100 patients treated at a few centers. The purpose of the pivotal trial is to generate data that define patient populations in which use of the device is safe and effective. The dialogue initiated during the pre-IDE meeting continues and intensifies between FDA/CDRH and the company over the specifics of the pivotal trial and includes the patient population, the control group against which the new device will be evaluated, and the primary and secondary end points of the evaluation. For first-in-class devices, eg, drug-eluting stents, where there are few data regarding short- or long-term outcomes, FDA/CDRH requires prospective randomized controlled studies. Though high profile, devices that require randomized data for approval are the exception rather than the rule. The vast majority of device clinical trials are case series that carefully document product performance. Still more products are approved as “tools.”

When FDA/CDRH has substantial data on the device class metrics, comparisons may be made to historical data or objective performance criteria. When few data on existing standards are available, the FDA typically requires randomized rather than single-arm studies, in which the new device is compared against concurrent controls treated with current best medical practice. The comparison may be powered to show that the new treatment is superior to prior approaches, or that it is non-inferior (equivalent or better) compared with a previously approved device in a new area.

The specifics regarding study design may have profound impact on the time and cost of bringing a new device to market. Though the primary mission of the FDA/CDRH is to ensure safety and effectiveness of commercially available devices, when exerting regulatory oversight the agency must balance its primary mission with the costs of introducing new technologies to the clinical marketplace. This has been codified by the FDA Modernization Act and the FDA Modernization Act-II, which require the agency to pursue the “least burdensome means” available to establish device safety and efficacy. The trial must be conducted according to good clinical practices standard, with the approval of the local IRB at each participating center.

Every clinical site is federally mandated to have an IRB responsible to ensure the protection of the rights, safety, and welfare of research subjects. Regulation of the IRB review of protocols involving medical devices is under the purview of the FDA. The Office of Protection From Research Risks (OPRR) is responsible for oversight regarding all human research and is in direct communication with the FDA/CDRH. Studies involving human subjects that do not involve products regulated by the FDA fall under the direct purview of the OPRR. Both the FDA and the OPRR are in the Department of Health and Human Services. Each IRB must meet standards for the composition, leadership, and processes set forth by that department. IRBs are subject to periodic audits by the FDA to ensure that records and procedures are in compliance with regulations. The IRB process typically requires approximately 3 months, but at times can take considerably longer.

The company must also negotiate agreements with each clinical site addressing the many issues associated with the clinical trial. In addition to the study costs/reimbursement (per-patient enrolled and overhead), these agreements typically include indemnification and the assignment of ownership rights of new discoveries (intellectual property) made in the course of the study. The resources required at each center to perform the high quality research necessary for a PMA protocol are formidable. Pivotal studies required for a PMA application are typically large multicenter randomized trials and often represent the largest commercial risk and expense in the device development process. In addition to obtaining an IDE from the FDA and formally recruiting clinical sites, includes engaging a contract research organization (CRO), core laboratories, formation of a data safety monitoring board (DSMB), and an executive committee.

Though there are many similarities in the regulatory process in the United States and countries within the European Union, there are important differences that impact the time and cost associated with the introduction of a new medical device. The European Union system relies heavily on notified bodies (NBs), which are independent commercial organizations to implement regulatory control over medical devices. NBs have the ability to issue the CE mark, the official marking required for certain medical devices. NBs are designated, monitored, and audited by the relevant member states via the national competent authorities. Many functions performed by the FDA/CDRH within the United States are performed by NBs, including medical device certification, device type designation, assessment and verification of quality systems, and review of design dossiers for high-risk devices. Currently, there are more than 50 active NBs within Europe. A company is free to choose any notified body designated to cover the particular class of device under review. After approval, post-market surveillance functions are the responsibility of the member state via the competent authority. NBs typically function in a closed manner, providing little visibility on criteria required for approval. This dynamic allows for a high degree of variation as well as competition among NBs. As a result, NBs are perceived by industry to be less bureaucratic organizations that can respond more quickly and efficiently than the FDA.

Criteria for approval of high-risk devices are different in the European Union. To receive approval to market a class III high-risk (and some class II) device in the United States, the manufacturer must demonstrate the device to be reasonably safe and effective, which typically requires a prospective, randomized controlled clinical trial. To receive approval to market a device in the European Union, the manufacturer must demonstrate that the device is safe and that it performs in a manner consistent with the manufacturer’s intended use. This difference has a profound impact on the size and scope of the clinical studies for regulatory approval.

The demonstration of safety and efficacy for a new medical device is a long, arduous, and expensive developmental path from early concept to introduction into clinical practice.

In addition to the foregoing, our present and future business may be subject to various laws and regulations relating to safe working conditions, clinical, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research, as well as national restrictions on technology transfer, and import, export and customs regulations and similar laws and regulations in foreign countries.

Concentration of Customers

Currently we do not have any customers and will not have any customers for some time until our product is through the development stage and testing stage.  This may take several years.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

We have no patents or trademarks.  We also have no franchises, concessions, royalty agreements or labor contracts.

Research and Development Costs During the Last Two Fiscal Years

We were only formed in 2011 and have spent most of our time raising initial capital and setting up our organization and initial lab.

Item 1A.  Risk Factors

NU-MED’s operations are subject to a number of risks including:

Risk Factors Relating to NU-MED’ Proposed Activities

We currently do not have the capital to fund operations and are dependent on raising additional capital to stay in business.

NU-MED is still in the development stages and does not have an operating history in which to judge an investment decision.  Additionally, NU-MED is currently undercapitalized and relying on equity and debt investments to continue operations. Although we have identified the product we want to develop and market, we are still in the design and development stage with the product.  Given we will be producing a medical device, it may take years of testing before we are able to start selling our product and we will need more capital infusions to get the product developed and to market.  Investors in NU-Med would be placing their money in a company with unproven and undeveloped products which are potentially years away from being able to sell and no support for the eventual commercial application or market for the product.  Given the uncertainties facing the company, investors should look to an investment in NU-MED as highly speculative and risky with a high probability of losing their entire investment.

We are still developing products so the ultimate success of our products is unknown.

NU-MED is entering into a new business.  NU-MED has focused on the development of medical products which requires extensive capital investment and can be a very length process subject to extensive regulatory approval.  The ultimate success of NU-MED and its products is very uncertain.  Investors will therefore be placing their money in an undercapitalized company with no proven operations.

We will need additional financing which will potentially dilute current investors and we may not be able to obtain such financing.

NU-MED intends to engage in product development that will require substantial capitalization as we attempt to develop or products. Accordingly, NU-MED’ future success and profitability may be based on our ability to obtain additional financing on favorable terms. Any additional financing may cause dilution to current investors and there can be no assurance that any additional financing will be on terms that are favorable to NU-MED and our shareholders.

The medical product business is highly competitive and subject to extensive regulations making it difficult and very expensive to bring new products into the marketplace.

We face vigorous competition from companies throughout the world, including multinational companies which are better financed and have more experience in medical product design.  Most of these competitors have greater resources than we do and may be able to respond to changing business and economic conditions more quickly than us.  Our ability to compete with these companies will be limited.  Additionally, with extensive regulation and testing of medical devices, it is extremely costly to bring a medical device to market and we may not be able to obtain the necessary capital to bring a medical device to market.  As such, an investment in the Company is very risky and could result in the loss of an investor’s entire investment.

Our success will be dependent on the ability of management to develop medical devices.

Our success depends on our ability to develop medical productions.  With limited resources, we will be dependent on current management to be able to develop the medical devices.  None of our current management members has extensive experience developing medical products or bringing them to market.  As such, investors will be placing money with individuals with no proven success in developing and selling medical devices thereby creating high risk of loss of an investor’s entire investment in the Company.

Our success depends, in part, on our key personnel.

Our success depends, in part, on our ability to retain our key personnel, including our executive officers and senior management team. Our management team has created our business model and the initial focus on our first medical device. The unexpected loss of one or more of our key executives could adversely affect our business.  Our success also depends, in part, on our continuing ability to identify, hire, train and retain other highly qualified personnel.  Competition for these employees can be intense.  We may not be able to attract, assimilate or retain qualified personnel in the future, and our failure to do so could adversely affect our business.

We May Be Subject to Product Liability Claims if People or Property Are Harmed by the Products We Sell

Some of the products we manufacture and sell may expose us to product liability claims relating to personal injury or death caused by such products.  Although we will maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

General Risks Relating to Investors

We do not intend to pay dividends in the near future.

NU-MED has not paid, and does not plan to pay, dividends in the foreseeable future, even if we were profitable.  Earnings, if any, are expected to be used to expand operations, for research and development and for general corporate purposes, rather than to make distributions to shareholders.

Investors will not have cumulative voting and will not be able to elect directors based on the percentages of ownership.

Holders of Common Stock are not entitled to cumulate their votes for the election of directors or otherwise.  Even after the sale of all

Shares offered hereunder and their conversion to shares of Common Stock, the present shareholders of NU-MED will be able to elect all of the directors of NU-MED and effectively control NU-MED’ affairs.  (See "DESCRIPTION OF SECURITIES.")

We may issue more stock without shareholder input or consent which could dilute the book value of your investment.

The board of directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, the board of directors has authority, without action by or vote of the shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock. Any issuance of additional shares of common stock or preferred stock will dilute the ownership percentage of shareholders and may further dilute the book value of our shares. It is likely we will seek additional capital in the future to fund operations. Any future capital will most likely reduce current shareholders’ percentage of ownership.

A relatively small number of stockholders and managers have significant influence over us and other stockholders will not be able to have a voice in the direction of the company and stockholders may disagree with the decisions of management.

A small number of our stockholders and management acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our stockholders.  The voting power of these individuals could have the effect of preventing or delaying a change in control of our company which they oppose even if our other stockholders believe it is in their best interests.  In addition, our executive officer has the ability to influence our day-to-day operations.  These factors could negatively affect our company and our stock price as other investors may be unwilling to invest in a company with such a consolidation of control.  Additionally, if stockholders dislike the decisions of management, it will be difficult for stockholders to get rid of current management.

The departure of certain key personnel could affect the financial condition of NU-MED due to the loss of their expertise.

Our business plan was developed by our officers and will depend on their ability to design and create the initial models for our products.  Without their expertise, it is unlikely we will be able to complete the development and design of initial products.  We do not have the funds, at this time, to hire additional personnel and without current management, it would be unlikely we would be able to obtain further funding.  The loss of any member of management would severely hinder our ability to develop our proposed products.  A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial conditions. We do not maintain key man life insurance on any of our employees.

Item 2.  Financial Information

Summary of Financial Information

We have not had any revenues since our inception in 2011.  Our net loss for December 31, 2011, was $3,641 and our net loss for the six months ended June 30, 2012 was $65,775.  At December 31, 2011, we had cash of $870 and working capital deficit of $830.  At June 30, 2012, we had cash of $16,957 and working capital of $48,368.

The following table shows selected summarized financial data for NU-MED at the dates and for the periods indicated.  The data should be read in conjunction with the financial statements and notes included herein beginning on page F-1.

STATEMENT OF OPERATIONS DATA:

	For the Six Months Ended June 30, 2012	For the Year Ended December 31, 2011
Revenues	$-	$-
Cost of Revenues	-	-
General and Administrative Expenses	3,741	3,623
Operating Expense	65,792	3,641
Net (Loss)	(65,775)	(3,641)
Basic (Loss) per Share	(0.00)	(0.00)
Basic Weighted Average Number of Shares Outstanding	18,496,664	11,753,424

BALANCE SHEET DATA:
	June 30, 2012	December 31, 2011
Total Current Assets	$55,799	$870
Total Assets	156,917	1,406
Total Current Liabilities	7,431	1,700
Working Capital (Deficit)	48,368	(830)
Stockholders’ Equity (Deficit)-Development Stage	149,486	(294)

Management's Discussion and Analysis or Plan of Operation

Certain statements in this Report constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth.  The words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.  NU-MED believes there have been no significant changes during the year ended December 31, 2011.

NU-MED’s accounting policies are more fully described in Note 1 of the audited financial statements.  As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the financial statements and the accompanying notes.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual differences could differ from these estimates under different assumptions or conditions.  NU-MED believes that the following addresses NU-MED’s most critical accounting policies.

We will recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).  Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.

Our allowance for doubtful accounts is maintained to provide for losses arising from customers’ inability to make required payments.  If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

We will account for income taxes in accordance with FASC 740-20, “Accounting for Income Taxes”.  Under FASC 740-20, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

PLAN OF OPERATION.

NU-MED is focused on the development of medical devices with the first product aimed at the delivery of nitrogen oxide to patients. NU-MED believes the current delivery systems and supply of nitrogen oxide are costly and creates an opportunity to develop a machine that can utilize cheaper delivery devices for nitrogen oxide.  In an effort to develop products, shortly after the founding of NU-MED, management raised initial capital to be able to establish a lab and purchase equipment to work on the initial designs for a new medical device to deliver nitrogen oxide.

Management believes with the costs to develop new technology, it was important to divide the capital needs into phases to be able to track development progress and anticipate capital needs better.  Rather than trying to raise a larger amount of capital upfront which management felt would result in higher dilution than otherwise would be required, management has chosen to raise capital in tranches as product development progresses.  With the first phase of establishing a lab and completing initial design completed, management anticipates having to seek additional capital in the near future to create prototype machines and begin initial testing and further development.  The exact amount of capital and time frame to continue the development of the initial products is still unknown as management continues to modify current designs.  Management does believe it may take years before a commercial product is able to be marketed and will have to rely on outside funding to support operations through not only the development and testing phases but the licensing phase and initial marketing cycles.

LIQUIDITY AND CAPITAL RESOURCES

December 31, 2011

At December 31, 2011, we had only recently been formed and had little in the way of capital.  At December 31, 2011, we had assets of only $1,406 and liabilities of $1,700.  Our focus after initial formation was on the continued development of our business plan and preparing to raise initial capital to be able to establish a lab and facility to develop our initial prototypes.  As part of our formation, we issued shares to our management and to consultants that helped refine our business plan.

June 30, 2012

By June 30, 2012, we had completed our initial capital raise to provide funding for the establishment of our lab and facilities and provide capital to help outfit the lab and provide materials for developing our prototype machines.  At June 30, 2012, we had assets of $156,917 with current assets of $55,799 and liabilities of $7,431.  We anticipate the need for additional capital as we move forward with our business plan.

RESULTS OF OPERATIONS

December 31, 2011

For the year ended December 31, 2011, we had little in the way of operations having only recently been incorporated.  We had no revenues and initial expense associated with our formation of $3,641 resulting in a net loss of $3,641.  We anticipate losses to continue for the foreseeable future and for the losses to increase as we hire personnel and move into the development phase of our operation. We will be dependent on outside capital to support operations for the foreseeable future and at this time do not have any commitments for additional capital.

June 30, 2012

In April 2012, we raised $87,563 through the sale of 5,843,500 shares of our common stock at a price of $0.015 per share. With limited cash, we also issued 7,860,512 shares of our common stock for services.  Without any revenue in the quarter and six months ended June 30, 2012, we had a net loss of $46,241 for the quarter ended June 30, 2012 and $65,775 for the six months ended June 30, 2012.  Our loss was the result of expenses for the three and six months ended June 30, 2012 of $46,250 and $65,792, respectively.  Most of the expenses related to payroll expenses as we began paying salaries in February.  Professional and consulting fees also increased as we sought outside advisors with experience in product development.  We anticipate expenses to increase as we continue to expand our development of our initial prototype products.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3.   PROPERTIES

NU-MED leases a corporate office at 455 East 500 South, Suite 205 Salt Lake City, Utah on a month to month basis.  NU-MED also has a laboratory facility at 1266 South 1380 East, Orem, Utah leased on a year to year basis.  We pay rent of $1,000 on our corporate office per month and $388 on our laboratory per month.  Our laboratory is approximately 240 square feet and houses our research and development work.  We believe our corporate office and laboratory are sufficient facilities for the foreseeable future.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners:

The following table sets forth certain information as of September 13, 2012, with respect to the beneficial ownership of NU-MED’s Common Stock by each director of NU-MED and each person known by NU-MED to be the beneficial owner of more than 5% of NU-MED’s outstanding shares of Common Stock.  At September 13, 2012, there were 26,704,010 shares of common stock outstanding.

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities.  Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof.  The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

The following table sets forth as of September 13, 2012, the name and the number of shares of NU-MED' Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by NU-MED to own beneficially, more than 5% of the 26,704,010 issued and outstanding shares of NU-MED' Common Stock, and the name and shareholdings of each director and of all officers and directors as a group.

	Amount of	Percentage of Outstanding
Name and Address of Beneficial Owner	Beneficial Owner	Common stock

Principal Shareholders
Jeffrey L. Robins 2152 W. Bryce Drive Kaysville, Utah 84037	5,000,000	18.72%
William G. Moon 2595 North 140 East, #305 Provo, Utah 84604	4,000,000	14.98%
Dr. Craig Morrison 975 North Terrace Drive Provo, Utah 84601	4,000,000	14.98%
SCS, Inc. 455 East 500 South, Suite 201 Salt Lake City, Utah 84111	2,405,442	9.01%

Officers and Directors
Jeffrey L. Robins	5,000,000	18.72%
William G. Moon	4,000,000	14.98%
Dr. Craig Morrison	4,000,000	14.98%
Director and executive officer of the
Company (3 individuals)	13,000,000	48.68%

_________________________________

SCS, Inc. is owned and controlled by Karl Smith.

Control by Existing Stockholders

Current management has over 48% of the issued and outstanding shares of common stock.  As a result, it is likely they will be able to control NU-MED  and will most likely continue to be in a position to elect at least a majority of the Board of Directors of NU-MED, to dissolve, merge or sell the assets of NU-MED, and generally, to direct the affairs of NU-MED.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future.  Our future dividend policy cannot be ascertained with any certainty.  There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	None	None	None
Total	NA	NA	NA

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

Management

The following table sets forth information with respect to the officers and directors of NU-MED.  NU-MED’s directors serve for a term of one year and thereafter until their successors have been duly elected by the stockholders and qualified.  NU-MED’s officers serve for a term of one year and thereafter until their successors have been duly appointed by the Board of Directors and qualified.

Name	Age	Title
Jeffrey L. Robins	64	CEO, Director
William G. Moon	63	Vice President of Technology/Operations, Director
Dr. Craig Morrison	70	Vice President of Research and Applications, Director

•

Jeffrey L. Robins: President/CEO.  Mr. Robins has 30 years of senior management experience in high technology companies coupled with 15 years of engineering leadership experience.  For the past five years, Mr. Robins has been a management consultant for his private consulting company Robins Resource Associates.  He served as VP Operations at TSCO Co., Inc. where he was a member of the executive staff with responsibilities for accelerated new product development and operations management. Mr. Robins has extensive global experience including Operations Senior Director at Fujitsu Microelectronics, where he was responsible for foundry services, product development and two wafer fabrication plants from start up to full production and ultimately having P&L responsibility for a $450 million operation. He was Fabrication Director of Operations at International Rectifier and has held various positions at Intel and AMD.   He is a past president of the Oregon Semiconductor Association.  Mr. Robins holds a B.S. in Pharmacy from Idaho State University, a B.S. in Political Science from Weber State University and an Engineering Management Certificate from Idaho State University.

•

William G. Moon: Vice President of Technology/Operations.  For the past five years Mr. Moon has been vice president of engineering for Reflect Scientific, Inc. (from February 2011 to present) and served a two year church mission in the D.R. Congo and consulted for his own firm Moon Automation. Mr. Moon’s background includes positions of Principle Engineer and VP of Engineering at Quantum Corporation, the world’s largest disk drive company. He co-founded Plus Development, a wholly owned Quantum subsidiary and helped develop “Hardcard,” a plug-in hard drive card. Mr. Moon has served on the board of directors of several technical ventures and is presently an active angel investor. He holds 15 patents and has several publications in computer trade magazines. Mr. Moon has a M.S. and B.S. in Mechanical Engineering from BYU, received the BYU Honored Alumni award, and served as an adjunct professor at BYU.

•

Dr. Craig Morrison: Vice President of Research and Applications.  Dr. Morrison is a practicing surgeon in the State of Utah at the Brigham Young Student Health Center where he has been for the past five years.  Dr. Morrison has been an attending and consulting staff general surgeon since 1978. Dr. Morrison received his Doctor of Medicine Degree from the University of Oregon Medical School in 1970, followed by a pediatric internship and surgical residency at the University of Southern California-Los Angeles County Hospital and the Huntington Memorial Hospital in 1975. He has provided his medical expertise and is one of the pioneering shareholders in the finance and development of synthetic alternatives to blood for Sanguine Corporation. Dr. Morrison has served on the medical advisory board of Sanguine Corporation, Rubicon, Inc. and Reflect Scientific Inc. Dr. Morrison has participated in various humanitarian efforts worldwide throughout his career.

None of our officers and directors has not filed for bankruptcy, been convicted in a criminal proceeding or been the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.

Family Relationships

The officer / director has no family relationships to any other related parties.

ITEM 6. EXECUTIVE COMPENSATION

EXECTUTIVE COMPENSATION

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to NU-MED’s chief executive officer and each of the other executive officers that were serving as executive officers at December 31, 2011 (collectively referred to as the "Named Executives").  No other executive officer serving during 2011 received compensation greater than $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Jeffrey L. Robins	2011	$2,423	--	--	--	--	--	$2,423
CEO

________________

The value of all of Mr. Robins services performed during 2011 has been recognized as contributed services to the Company and has been waived by Mr. Robins.

Mr. Robins began taking a salary in February 2012.  Mr. Robins’ salary is currently $43,200 a year or $3,600 a month.

Outstanding Equity Awards At Fiscal Year-End

We had no outstanding equity awards at fiscal year-end 2011.

Option/Stock Appreciation Rights (SAR) Grants in Last Fiscal Year

In fiscal 2011, there were no stock options or SAR Grants.

Stock Option Exercise

In fiscal 2011, none of the named executives exercised any options to purchase shares of common stock.

Long-Term Incentive Plan (“LTIP”)

There were no awards granted during fiscal year 2011 under a long-term incentive plan.

Board of Directors Compensation

Each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board of directors or both.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore.  We did not compensate our directors for service on the Board of Directors during fiscal 2011.

No other compensation arrangements exist between NU-MED and our officers and directors.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

NU-MED does not have any employment contracts with our executive officers.  No other compensatory plan or arrangements exist between NU-MED and our executive officers that results or will result from the resignation, retirement or any other termination of such executive officers’ employment with NU-MED or from a change-in-control of NU-MED.

Report on Repricing of Options/SARs

During fiscal 2011, we did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officer.

Report on Executive Compensation

The Board of Directors determines the compensation of NU-MED’s executive officer and president and sets policies for and reviews with the chief executive officer and president the compensation awarded to the other principal executives, if any. The compensation policies utilized by the Board of Directors are intended to enable NU-MED to attract, retain and motivate executive officers to meet our goals using appropriate combinations of base salary and incentive compensation in the form of stock options. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance.  At this time, the Board of Directors has determined no compensation is warranted to the officers and directors until such time as a merger is completed or business operation is established.  At such time, executive compensation on an ongoing basis will be reviewed.

Code of Ethics

We do not have a code of ethics.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2011.

Option Plans

NU-MED has no option plans and no outstanding options.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.  In 2011, we issued 13,000,000 shares of our common stock to our founders for $13,000 in subscription receivables.  This $13,000 in subscription receivables was subsequently relieved in exchange for compensation in 2012 payable to the three managers/founders.

Except as set forth above, there were no material transactions, or series of similar transactions, during our Company’s last five fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any promoter or founder of ours or any member of the immediate family of any of the foregoing persons, had an interest.

ITEM 8.  LEGAL PROCEEDINGS

NU-MED is not, and has not been, involved in any legal proceedings during the last fiscal year.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

NU-MED’s Common Stock is not quoted.  Since its inception, NU-MED has not paid any dividends on its Common Stock, and NU-MED does not anticipate that it will pay dividends in the foreseeable future.  At December 31, 2011, NU-MED had approximately 3 stockholders of record.  As of December 31, 2011, NU-MED had 13,000,000 shares of its Common Stock issued and outstanding.

Possible Sale of Common Stock Pursuant to Rule 144

NU-MED has previously issued shares of common stock that constitute restricted securities as that term is defined in Rule 144 adopted under the Securities Act.  Subject to certain restrictions, such securities may generally be sold in limited amounts under Rule 144.  NU-MED currently has 26,704,010 shares outstanding.  In 2011, NU-MED issued 13,000,000 shares of its common stock to its three founders.  In 2012, NU-MED completed a private placement of its common stock raising $87,563 through the issuance of 5,842,500 shares of our common stock in a private placement.  Additionally, with limited cash resources, in 2012, we issued 7,860,512 shares of our common stock to consultants and contractors assisting NU-MED in product development and other phases of our operations. They were issued under exemptions from the registration provisions of the Securities Act and as such would not be available for resale unless an exemption such as Rule 144 was available.  Currently, Rule 144 would not be available until at least one year.  When the shares potentially become available for resale, there could be a depressive effect on any market that may develop for NU-MED’s common stock given the amount of shares that would be available for resale versus the number currently available.

Reports to Stockholders

Upon the effectiveness of this Form 10, NU-MED will be required to file annual and quarterly reports with the Securities and Exchange Commission.  These reports will be available over the internet at the Securities and Exchange Commission web site www.sec.gov.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

NU-MED was formed in 2011 and at the time of formation the three founders received 13,000,000 shares of common stock related to the founding and initial funding of NU-MED.  Subsequently in April 2012, NU-MED completed a private placement of its securities under Rule 506 of the rules and regulations promulgated under the Securities Act of 1933, and section 4(2) of the Securities Act.  A total of 5,842,500 shares were issued at $0.015 per share to a total of 55 shareholders all of whom were accredited investors.  Additionally, in March 2012, we issued 7,860,512 to 10 individuals for consulting services to be provided during the period April 1, 2012 through April 1, 2016.  The shares were issued under section 4(2) of the Securities Act.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

DESCRIPTION OF SECURITIES

NU-MED is authorized to issue 100,000,000 shares of capital stock, par value $0.001 per share with 90,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors.  NU-MED’ bylaws provide that a majority of the issued and outstanding shares of NU-MED constitutes a quorum for shareholders’ meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of NU-MED have no preemptive rights to acquire additional shares of Common Stock or other securities.  The Common Stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of NU-MED, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  NU-MED seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that we will pay dividends in the foreseeable future.

Preferred Stock

Shares of Preferred Stock may be issued in one or more series or classes, with each series or class having the rights and privileges respecting voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series as determined by the board of directors at the time of issuance.  There are several possible uses for shares of Preferred Stock, including expediting financing and minimizing the impact of a hostile takeover attempt.

Authority to Issue Stock

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders.  Future issuance of stock would most likely dilute the current ownership position and may be on terms and conditions more favorable than those terms and conditions of current shareholders.

Purchases of Equity Securities by Us and Affiliated Purchasers

There were no purchases of our equity securities by us or any of our affiliates during the year ended December 31, 2011.

Authority to Issue Stock

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the stockholders.  The issuance of such shares would reduce the percentage ownership held by current stockholders.

Transfer Agent

NU-MED’s transfer agent is Interwest Stock Transfer Company, 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117; telephone number 801-272-9294.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 16-10a-902 (1) of the Utah Law authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902 (4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit.   Otherwise, Section 16-10a-902 (5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.   Section 16-10a-907 (1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith.   Section 16-10a-907 (1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director’s expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902.   Unless limited by the Articles of Incorporation, Section 16-10a-907 (2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

There are no provisions in our Articles of Incorporation that protect or indemnify our directors or executive officers beyond what is permitted by Utah Law.

Our bylaws provide that we may indemnify our officers and directors and may advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of NU-MED pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

At this time, there are no current or pending lawsuits which would require indemnification.

In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudications of such issue.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Utah Corporation Law.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements, notes thereto, and the related independent registered public accounting firm’s report of NU-MED are set forth immediately following the signature page to this Form 10 and are herein incorporated by this reference.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

NU-MED has not had any disagreements with its independent registered public accounting firm.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page F-2 to our financial statements are herein incorporated:

Six Months Ended June 30, 2012

Balance Sheets as of June 30, 2011 (Unaudited) and December 31, 2011

Unaudited Statements of Operations for the Three and Six months ended June 30, 2012

Unaudited Statements of Cash Flows for the Six Months ended June 30, 2012

Notes to Unaudited Financial Statements for the Six Months ended June 30, 2012

December 31, 2011

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2011

Statements of Operations for the Years ended December 31, 2011

Statements of Stockholders' Equity (Deficit) for the for the period from Inception on October 19, 2011, through December 31, 2011

Statements of Cash Flows for the Years ended December 31, 2011

Notes to Financial Statements for the Years ended December 31, 2011

INDEX TO EXHIBITS

Copies of the following documents are included as exhibits to this Form 10 pursuant to item 601 of Regulation S-K.

	SEC
Exhibit	Reference	Title of
No.	No.	Document	Location

3(i)	3.01	Articles of Incorporation	This Filing

3(i)	3.02	Article IV of the Articles of Incorporation	See Exhibit 3.01

3(ii)	3.03	Bylaws of NU-MED	This Filing

4	4.01	Specimen Stock Certificate	This Filing

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized.

NU-MED PLUS, INC.

September 18, 2012

By:  /s/ Jeffrey L. Robins

Jeffrey L. Robins, CEO, Principal Executive

September 18, 2012

By: /s/ Jeffrey L. Robins

 Jeffrey L. Robins, Principal Financial Officer

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned in the capacities and on the dates stated.

Signature

Title

Date

/s/ Jeffrey L. Robins

Director, CEO

September 18, 2012

Jeffrey L. Robins

/s/ William G. Moon

Director, Vice President of Operations

September 18, 2012

William G. Moon

/s/ Dr. Craig Morrison

Director, Vice President of Technology

September 18, 2012

Dr. Craig Morrison

Nu-Med Plus, Inc.

(A Development Stage Company)

Financial Statements

As of June 30, 2012

Nu-Med Plus, Inc.

(A Development Stage Company)

Financial Statements

Nu-Med Plus, Inc.

(A Development Stage Company)

Balance Sheets

	June 30,	December 31,
	2012 (unaudited)	2011
ASSETS
Current assets
Cash	$ 16,947	$ 870
Prepaid expenses	38,852	-
Total current assets	55,799	870
Long-term assets
Property and equipment, net	18,962	536
Prepaid expenses	82,156	-
Total long-term assets	101,118	536

Total assets	$ 156,917	$ 1,406

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$ 2,481	$ -
Payroll taxes payable	4,950	-
Loan payable, Due on demand	-	1,700
Total current liabilities	7,431	1,700

Stockholders’ equity (deficit)
Preferred stock; $0.001 par value per share; 10,000,000 authorized; no shares issued and outstanding, respectively.	-	-
Common stock; $0.001 par value per share; 90,000,000 authorized; 26,704,010 and 13,000,000 shares issued and outstanding, as of June 30, 2012 and December 31, 2011 respectively.	26,704	13,000
Additional paid-in capital	192,198	3,347
Stock subscription receivable	-	(13,000)
Deficit accumulated during the development stage	(69,416)	(3,641)
Total stockholders’ equity (deficit)	149,486	(294)
Total liabilities and stockholders’ equity (deficit)	$ 156,917	$ 1,406
The accompanying notes are an integral part of these financial statements.

Nu-Med Plus, Inc.

(A Development Stage Company)

Statements of Operaitons

(unaudited)

	Three months ended	Six months ended	From Inception on October 19, 2011 Through
	June 30, 2012	June 30, 2012	June 30, 2012

Revenue	$ -	$ -	$ -

Operating expenses
General and administrative expense	792	3,741	4,017
Payroll expense	28,845	34,845	38,192
Rent expense	4,164	6,164	6,164
Professional/Consulting Fees	12,049	20,633	20,633
Depreciation expense	400	409	427
Total operating expenses	46,250	65,792	69,433

Operating Loss	(46,250)	(65,792)	(69,433)

Other income
Interest income	9	17	17
Total other income	9	17	17

Income tax expense	-	-	-

Net loss	$ (46,241)	$ (65,775)	$ (69,416)

Basic and diluted loss per share	$ (0.00)	$ (0.00)
Weighted average common shares outstanding - basic and diluted	24,115,477	18,496,664

	The accompanying notes are an integral part of these financial statements.

Nu-Med Plus, Inc.

(A Development Stage Company)

Statements of Cash Flows

(unaudited)

	Six months ended	From Inception on October 19, 2011 through
	June 30, 2012	June 30, 2012
Cash flows from operating activities:
Net loss	$ (65,775)	$ (69,416)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	409	427
Stock for service	6,900	6,900
Services rendered for subscription receivable	13,000	13,000
Services contributed by officers	-	3,347
Prepaid expenses	(10,000)	(10,000)
Accounts payable	2,481	2,481
Accrued expense	4,950	4,950
Net cash used in operating activities	(48,035)	(48,311)

Cash flows from investing activities:
Purchases of property and equipment	(18,835)	(19,389)

Net cash used in investing activities	(18,835)	(19,389)

Cash flows from financing activities
Proceeds from common stock	84,647	84,647
Proceeds from loan payable	-	1,700
Payments on loan payable	(1,700)	(1,700)

Net cash provided by financing activities	82,947	84,647

Net increase in cash	16,077	16,947

Cash at beginning of period	870	-

Cash at end of period	$ 16,947	$ 16,947

Supplemental schedule of cash flow information
Cash paid for interest	$ -	$ -
Cash paid for income taxes	$ -	$ -

Supplemental schedule of non-cash financing activities
During the six months ended June 30, 2012, the Company issued 7,860,512 shares of common stock for prepaid services provided and to be provided by consultants and contractors.
The accompanying notes are an integral part of these financial statements.

Nu-Med Plus, Inc.

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Nu-Med Plus, Inc. is an emerging growth early stage medical device company principally engaged in the design, innovation, development, enhancement and commercialization of beginning, early, and selective later-stage quality medical devices. The Company's immediate focus is on a Nitric Oxide powder formulation that is 99% pure-with one year shelf life, a "desktop" generator device with controls plus safety monitors built in that delivers inhaled Nitric Oxide to replace expensive pressurized canisters and a compact mobile rechargeable device to deliver inhaled Nitric Oxide gas. The Company is incorporated in Utah.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Accounting Method

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

b. Revenue Recognition

The Company is currently developing its products. It is anticipated that revenue will be recognized on product sales once the product has been shipped to the customers, persuasive evidence of an agreement exists, the price is fixed or determinable, and collectability is reasonably assured.

c. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

d. Cash and Cash Equivalents

The Company considers all deposit accounts and investment accounts with an original maturity of 90 days or less to be cash equivalents.

e. Fixed Assets

Fixed assets are stated at cost.  Expenditure for minor repairs, maintenance, and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred. Expenditures, exceeding $500, for new assets or that increase the useful life of existing assets are capitalized.  Depreciation is computed using the straight-line method.  The lives over which the fixed assets are depreciated is five to seven years.

f. Earnings Per Share

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statement as follows:

Nu-Med Plus, Inc.

(A Development Stage Company)

Notes to the Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

	For the Three-Months Ended	For the Six-Months Ended
	June 30, 2012	June 30, 2012

Net loss (numerator)	$ (46,241)	$ (65,775)
Shares (denominator)	24,115,477	18,496,664
Net loss per share amount	$ (0.00)	$ (0.00)

Diluted earnings per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. During the year there were no outstanding common stock equivalents. Furthermore, due to the net loss for the year, common stock equivalents would not be included in the calculation of the net loss per common share, as their inclusion would be anti-dilutive.

g. Income Taxes

Deferred taxes are provided on an asset and liability approach whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

h. Equity Instruments Issued for Non-Cash Items

In accordance with ASC Topic 718, the Company records equity instruments issued for non-cash items at the grant-date fair value of the equity instruments issued.

NOTE 3 - GOING CONCERN

The Company anticipates that the funds received from subscribers during the first quarter of 2012 will not be sufficient and funding through the sale of equity capital and short term related party and other shareholder loans in order to meet the planned expenditures for development, operations, and administrative cost over the next 12 months will be required. Planned expenditures are approximately $100,000. Management will adjust any salaries and expenditures based on the need for successful continuous operations. If plans to obtain further financing prove to be insufficient to fund operations, continued viability could be at risk. These factors raise substantial doubt about the Company's ability to continue as a going concern.

NOTE 4 - FIXED ASSETS

Fixed assets and related depreciation for the period are as follows:

June 30, 2012
Computer and office equipment	$19,389
Accumulated depreciation	(427)

Total Fixed Assets	$18,962

Depreciation expense for the six-months ended June 30, 2012, was $409.

Nu-Med Plus, Inc.

(A Development Stage Company)

Notes to the Financial Statements

NOTE 5 - PREFERRED STOCK

On October 19, 2011, the Company filed Articles of Incorporation with the State of Utah so as to authorize 10,000,000 shares of preferred stock having a par value of $0.001 per share. No preferred shares are issued or outstanding at quarter's end.

NOTE 6 - COMMON STOCK

On October 19, 2011, the company filed Articles of Incorporation with the State of Utah so as to authorize 90,000,000 shares of common stock having a par value of $0.001 per share. Immediately after authorization, 13,000,000 shares of the common stock were issued, at par, to Company's founding members. This issuance also resulted in the recognition of a $13,000 stock subscription receivable as of December 31, 2011.

On June 30, 2012, the $13,000 stock subscription was relieved, in full, in exchange for 2012 compensation paid to the Company's three founding members.

On January 19, 2012, the Company initiated a private placement through which it received gross proceeds of $87,563 for the issuance, on April 18, 2012, of 5,843,500 common shares valued at $0.015 per share. Stock issuance costs incurred in connection with this private placement totaled $3,006.

On April 18, 2012, the Company also issued 7,860,512 common shares valued at $0.015 per share for a total value of $117,908 to consultants and contractors for future services to be provided from the date of issuance through April 1, 2016.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

The Company leases office space and lab space for which it incurred lease payments, on a month to month basis, beginning in February and April of 2012 for $1,000 and $388 per month respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS

Contributed Services

During 2011, the Company officers contributed services to the Company in the amount of $3,347. The Company officers received no compensation and have no expectation of compensation for these services, either now or in the future, and waive their rights to any such compensation.

Compensation of Officers

In October of 2011, 13,000,000 shares of common stock were issued to the Company's three founding members. The issuance resulted in the recognition of a $13,000 stock subscription receivable as of December 31, 2011. On June 30, 2012, the $13,000 stock subscription was relieved, in full, in exchange for 2012 compensation paid to these founding members.

Additionally, beginning in February 2012 the Company agreed to compensate its Chief Executive Officer $3,600 per month.

NOTE 9 - LOAN PAYABLE

The Company received proceeds from a loan in the amount of $1,700 during 2011. This loan was due upon demand, had no stated interest rate, and was retired, in full, by payment in the second quarter of 2012. No interest was paid or recognized, during the year, due to the immateriality of such interest.

Nu-Med Plus, Inc.

(A Development Stage Company)

Notes to the Financial Statements

NOTE 10 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 19, 2012, the date the financial statements were available to be issued, pursuant to ASC Topic 855 and has determined that there are no events that require disclosure as of the date of issuance.

Nu-Med Plus, Inc.

(A Development Stage Company)

Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Nu-Med Plus, Inc.

(A Development Stage Company)

Salt Lake City, Utah

We have audited the accompanying balance sheet of Nu-Med Plus, Inc. (A Development Stage Company) as of December 31, 2011, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from inception of the development stage on October 19, 2011 through December 31, 2011.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nu-Med Plus, Inc. (A Development Stage Company) as of December 31, 2011, and the results of its operations and its cash flows for the period from inception of the development stage on October 19, 2011 through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company does not currently have sufficient funding for its operations and additional debt and equity funding will need to be obtained to meet the Company’s operating needs.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

September 19, 2012

Nu-Med Plus, Inc.

(A Development Stage Company)

Balance Sheet

December 31,
2011
ASSETS
Current assets
Cash	$ 870
Total current assets	870
Long-term assets
Property and equipment, net	536
Total long-term assets	536

Total assets	$ 1,406

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Loan Payable, Due on Demand	$ 1,700
Total current liabilities	1,700

Stockholders' equity (deficit)
Preferred stock; $0.001 par value per share; 10,000,000 authorized; no shares issued and outstanding as of December 31, 2011.	-
Common stock; $0.001 par value per share; 90,000,000 authorized; 13,000,000 issued and outstanding as of December 31, 2011.	13,000
Additional paid-in capital	3,347
Stock subscription receivable	(13,000)
Deficit accumulated during the development stage	(3,641)
Total stockholders' equity (deficit)	(294)

Total liabilities and stockholders' equity (deficit)	$ 1,406

The accompanying notes are an integral part of these financial statements.

Nu-Med Plus, Inc.

(A Development Stage Company)

Statement of Operations

From Inception on October 19, 2011 Through
December 31, 2011

Revenue	$ -

Costs and operating expenses
General and administrative	3,623
Depreciation expense	18
Total costs and operating expenses	3,641

Operating Loss	(3,641)

Income tax expense	-

Net loss	$ (3,641)

Basic and diluted loss per share	$ (0.00)
Weighted average common shares outstanding - basic and diluted	11,753,424

The accompanying notes are an integral part of these financial statements.

Nu-Med Plus, Inc.

(A Development Stage Company)

Statement of Shareholders' Equity (Deficit)

							Deficit Accumulated
					Additional	Stock	During the
	Preferred Stock		Common Stock		Paid-In	Subscription	Development
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Total
Balance at Inception, October 19, 2011	-	$ -	-	$ -	$ -	$ -	$ -	$ -
Common Stock issued to founders	-	-	13,000,000	13,000	-	(13,000)	-	-
Services contributed by officers	-	-	-	-	3,347	-	-	3,347
Net loss for the year ended
December 31, 2011	-	-	-	-	-	-	(3,641)	(3,641)
Balance, December 31, 2011	-	$ -	13,000,000	$13,000	$ 3,347	$ (13,000)	$ (3,641)	$ (294)

The accompanying notes are an integral  part of these financial statements.

Nu-Med, Inc.

(A Development Stage Company)

Statement of Cash Flows

From Inception on October 19, 2011 through
December 31, 2011
Cash flows from operating activities:
Net loss	$ (3,641)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation	18
Services contributed by officers	3,347
Net cash used in operating activities	(276)

Cash flows from investing activities:
Purchases of property and equipment	(554)

Net cash used in investing activities	(554)

Cash flows from financing activities
Proceeds from loan payable	1,700

Net cash provided by financing activities	1,700

Net increase in cash	870

Cash at beginning of period	-

Cash at end of period	$ 870

Supplemental schedule of cash flow information
Cash paid for interest	$ -
Cash paid for income taxes	$ -

Supplemental schedule of non-cash financing activities
During the year ended December 31, 2011, the Company issued 13,000,000 shares of common stock for subscriptions receivable of $13,000.

The accompanying notes are an integral part of these financial statements.

Nu-Med Plus, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Year Ended December 31, 2011

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Nu-Med Plus, Inc. is an emerging growth early stage medical device company principally engaged in the design, innovation, development, enhancement and commercialization of beginning, early, and selective later-stage quality medical devices. The Company's immediate focus is on a Nitric Oxide powder formulation that is 99% pure-with one year shelf life, a "desktop" generator device with controls plus safety monitors built in that delivers inhaled Nitric Oxide to replace expensive pressurized canisters and a compact mobile rechargeable device to deliver inhaled Nitric Oxide gas. The Company is incorporated in Utah.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Accounting Method

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

b. Revenue Recognition

The Company is currently developing its products. It is anticipated that revenue will be recognized on product sales once the product has been shipped to the customers, persuasive evidence of an agreement exists, the price is fixed or determinable, and collectability is reasonably assured.

c. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

d. Cash and Cash Equivalents

The Company considers all deposit accounts and investment accounts with an original maturity of 90 days or less to be cash equivalents.

e. Fixed Assets

Fixed assets are stated at cost.  Expenditure for minor repairs, maintenance, and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred. Expenditures, exceeding $500, for new assets or that increase the useful life of existing assets are capitalized.  Depreciation is computed using the straight-line method.  The lives over which the fixed assets are depreciated is five years.

f. Earnings per Share

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statement as follows:

Nu-Med Plus, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Year Ended December 31, 2011

For the year ended
December 31, 2011

Net loss (numerator)	$ (3,641)
Shares (denominator)	11,753,424
Net loss per share amount	$ (0.00)

Diluted earnings per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. During the year there were no outstanding common stock equivalents. Furthermore, due to the net loss for the year, common stock equivalents would not be included in the calculation of the net loss per common share, as their inclusion would be anti-dilutive.

g. Income Taxes

Deferred taxes are provided on an asset and liability approach whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 3 - GOING CONCERN

The Company anticipates that the funds received from subscribers during the first quarter of 2012 will not be sufficient and funding through the sale of equity capital and short term related party and other shareholder loans in order to meet the planned expenditures for development, operations, and administrative cost over the next 12 months will be required. Planned expenditures are approximately $100,000. Management will adjust any salaries and expenditures based on the need for successful continuous operations. If plans to obtain further financing prove to be insufficient to fund operations, continued viability could be at risk. These factors raise substantial doubt about the Company's ability to continue as a going concern.

NOTE 4 - FIXED ASSETS

Fixed assets and related depreciation for the period are as follows:

December 31, 2011
Computer and office equipment	$554
Accumulated depreciation	(18)

Total Fixed Assets	$536

Depreciation expense for the year ended December 31, 2011, was $18.

NOTE 5 - PREFERRED STOCK

On October 19, 2011, the Company filed Articles of Incorporation with the State of Utah so as to authorize

Nu-Med Plus, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Year Ended December 31, 2011

10,000,000 shares of preferred stock having a par value of $0.001 per share. No preferred shares are issued or outstanding at year's end.

NOTE 6 - COMMON STOCK

On October 19, 2011, the company filed Articles of Incorporation with the State of Utah so as to authorize 90,000,000 shares of common stock having a par value of $0.001 per share. Immediately after authorization, 13,000,000 shares of the common stock were issued, at par, to Company's founding members. This issuance also resulted in the recognition of $13,000 stock subscription receivable as of December 31, 2011. These shares remain the only shares issued and outstanding at December 31, 2011.

On June 30, 2012, the $13,000 stock subscription was relieved, in full, in exchange for forgiveness of accrued 2012 compensation payable to the Company's three founding members.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

The Company has no current operating leases as of December 31, 2011.

NOTE 8 - RELATED PARTY TRANSACTIONS

Contributed Services

During 2011, the Company officers contributed services to the Company in the amount of $3,347. The Company officers received no compensation and have no expectation of compensation for these services, either now or in the future, and waive their rights to any such compensation.

NOTE 9 - LOAN PAYABLE

The Company received proceeds from a loan in the amount of $1,700 during the year. This loan is due upon demand, has no stated interest rate, and was retired, in full, by payment in the second quarter of 2012. No interest was paid or recognized during the year ended December 31, 2011 due to the immateriality of such interest.

NOTE 10 – INCOME TAXES

The provision (benefit) for income taxes for the year ended December 31, 2011, consists of the following:

2011
Federal:
Current	$-
Deferred	-
State:
Current	-
Deferred	-
$-

Nu-Med Plus, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Year Ended December 31, 2011

Net deferred tax assets consist of the following components as of December 31, 2011:

2011
Deferred tax assets (liabilities):

NOL Carryover	$100
Valuation Allowance	(100)
Net deferred tax asset (liability)	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal statutory rate of 34% to pretax income from continuing operations for the year ended December 31, 2011.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  If a change in ownership occurs, then net operating loss carryforwards may be limited as to use in future years.  At December 31, 2011, the Company had net operating loss carryforwards of approximately $300 that may be offset against future taxable income from the year 2012 through 2031. During 2011 the Company evaluated its deferred tax assets and concluded that none of the asset is currently realizable and that a full valuation allowance should be recorded.  The valuation allowance increased by $100 and leaves the Company with a net deferred tax asset of $0 as of December 31, 2011.

Included in the balance at December 31, 2011 are no tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

NOTE 11 - SUBSEQUENT EVENTS

The company has evaluated subsequent events through September 19, 2012, the date the financial statements were available to be issued, in accordance with ASC topic 855 and has identified the following subsequent events:

On January 19, 2012, the Company initiated a private placement through which it received $87,563 for the issuance, on April 18, 2012, of 5,843,500 common shares valued at $0.015 per share.

On April 18, 2012, the Company also issued 7,860,512 common shares valued at $0.015 per share for a total value of $117,908 to consultants and contractors for future services be provided from the date of issuances thru April 1, 2016.

In the second quarter of 2012, the Company retired, in full, by cash payment, the 2011 $1,700 loan payable (described in Note 8).

On June 30, 2012, the $13,000 stock subscription (described in note 6) was relieved, in full, in exchange for forgiveness of accrued 2012 compensation payable to the Company's three founding members.